Exhibit (c)(2)

Fairness Opinion Presentation to the Committee of Designated Independent Directors and the Board of Directors Regarding: November 18, 2006 Confidential Project ACADIA New York – Atlanta - Boston - Chicago - San Francisco SANDLER O’NEILL + PARTNERS, L.P.

This presentation, and the oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O’Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient. Neither the printed presentation nor the oral or video presentation that supplements it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O’Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O’Neill & Partners, L.P. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. Finally, the printed presentation is incomplete without the oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation. The Firm also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O’Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O’Neill & Partners Corp., a New York corporation. Sandler O’Neill & Partners, L.P. is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. Sandler O’Neill Mortgage Finance L.P. is an indirect wholly-owned subsidiary of Sandler O’Neill & Partners Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure. GENERAL INFORMATION AND LIMITATIONS

Table of Contents I. Transaction Overview II. PINE Franchise Overview III. Comparable Deal Analysis IV. Discounted Cash Flow V. MAPLE Capital Position

I. Transaction Overview

Consideration: $32.33 per share for shares not held by MAPLE and its affiliates Aggregate transaction value of approximately $3.2 billion100% cash Receipt of PINE shareholder approval, including a majority of the shares not held by MAPLE All reps and warranties of PINE being true and accurate at closing First quarter of 2007 Closing Conditions: Terms of the Proposed Transaction Transaction Overview Anticipated Closing:

II. PINE Franchise Overview

PINE Valuation Update

Historical Financial Statements

($US in millions)	Fiscal Year Ending December 31, 2002	2003	2004	2005	Q3 '05	Q3 '06	CAGR 2002-2005	CAGR Q3 '05 - Q3 '06
Earnings & Profitability								
Net Interest Income	$785	$833	$927	$998	$249	$301	8.3%	20.9%
Provision for Credit Losses	44	42	40	17	6	14	(27.1%)	150.1%
Non-Interest Income	279	333	354	401	103	128	12.8%	24.2%
Non-Interest Expense	559	633	715	828	211	280	14.0%	32.9%
Net Income (GAAP)	299	351	305	274	89	86	(2.8%)	(3.0%)
Cash Operating Earnings	-	-	-	439	110	117	NA	6.8%
Per Share Data								
Diluted Earnings per Share	$1.99	$2.15	$1.75	$1.55	$0.51	$0.38	(8.0%)	(25.5%)
Cash Operating Earnings per Share	-	-	-	2.48	0.63	0.51	NA	(19.0%)
Dividends per Share	0.58	0.70	0.79	0.84	0.22	0.22	13.1%	0.0%
Book Value per Share	13.70	15.54	17.71	37.34	37.23	36.21	39.7%	(2.7%)
Tangible Book Value per Share[1]	9.21	8.45	9.91	8.81	8.50	7.84	(1.5%)	(7.8%)
Balance Sheet								
Total Assets	$23,419	$26,454	$28,688	$32,095	$31,815	$39,917	11.1%	25.5%
Total Securities	6,641	7,106	6,816	4,484	4,479	2,557	(12.3%)	(42.9%)
Net Loans	13,976	16,155	18,402	19,928	19,789	25,472	12.6%	28.7%
Deposits	15,665	17,901	19,228	20,273	20,623	27,491	9.0%	33.3%
Intangible Assets	695	1,163	1,416	5,216	5,246	6,786	95.8%	29.4%
Total Equity	2,063	2,521	3,176	6,484	6,464	8,267	46.5%	27.9%
Tangible Equity[1]	1,368	1,357	1,778	1,530	1,476	1,790	3.8%	21.3%
Selected Ratios								
Return on Average Equity	16.25%	14.51%	10.63%	4.60%	5.48%	4.19%		
Return on Average Tangible Equity	23.10	26.72	20.11	29.04	35.85	31.50		
Return on Average Assets	1.39	1.37	1.08	0.87	1.12	0.86		
Efficiency Ratio	51.9	53.3	54.9	51.4	50.69	55.50		
TCE/ TA	6.02	5.37	6.45	4.72	4.58	4.47		
Tier 1 Ratio	9.66	8.96	9.96	8.63	8.53	8.16		

[1] For 2002 and 2003, tangible book value equals total shareholders equity less goodwill and intangible assets. For 2004, 2005, Q3 2005, and Q3 2006 periods, the deferred tax liability on intangibles is added back in the calculations.
Source: Company Documents, SNL Financial

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Reconciliation of Earnings and Tangible Book Value Earnings PINE reports and forecasts, and many analysts estimate, cash operating earnings, net of tax. This figure excludes amortization of transaction-related intangibles, including those from the MAPLE transaction; merger and restructuring costs and other non-core adjustments, all net of tax benefits. To reconcile this amount to GAAP requires the deduction of amortization expense and other adjustments, net of tax. Peer companies typically report GAAP net income, which is also the basis of analyst estimates. In this presentation, we will look at three earnings figures: Cash operating earnings, net of tax GAAP net income adding back the amortization expense related to the MAPLE transaction only GAAP net income Tangible Book Value The convention for US banks is to calculate Tangible Book Value as total equity less all intangible assets. We understand that MAPLE calculates this amount by netting against the intangible the deferred tax liabilities; PINE also reports Tangible Book Value in this manner. In this presentation we will look at Tangible Book Value as reported by PINE and adjusted to the US convention. PINE Franchise Overview

PINE Franchise Overview

Reconciliation of Earnings and Tangible Book Value

Cash Operating EPS vs. GAAP EPS

		Adjustments										
($ in 000s)	Cash Operating Earnings, Net of Tax	Amortization of Intangibles	Push-Down Amortization	Merger & Consolidation Costs	Restructuring & Other Costs	Tax Effect	Net of Tax	GAAP Net Income	Diluted Shares	Cash Operating EPS	GAAP EPS Excl. Pushdown	GAAP EPS
LTM 9/30/06	$469,016	$40,548	$106,944	$52,965	$48,029	($91,016)	$157,470	$311,258	210,687	$2.24	$1.78	$1.47
FY 2006E	$477,000	$52,317	$103,755	$56,929	$3,018	($80,618)	$135,401	$341,599	224,500	$2.12	$1.80	$1.52
FY 2007E	$502,500	$53,125	$82,475	$8,000	$0	($55,942)	$87,658	$414,842	242,600	$2.07	$1.92	$1.71

Tangible Book Value Reconciliation

		Adjustments						
($ in 000s)	Total Shareholders' Equity-Under GAAP	Goodwill	Other Intangibles	Deferred Tax Liability on Intangibles	Tangible Equity[1]	Outstanding Shares	Reported Tangible Book Value Per Share[2]	Adjusted Tangible Book Value Per Share[3]
September 30, 2006	$8,266,711	($6,017,406)	($768,893)	$309,828	$1,790,240	228,276	$7.84	$6.49

[1] Tangible Equity equals Total Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles.
[2] Reported Tangible Book Value Per Share equals Total Shareholders Equity less goodwill and intangibles plus deferred tax liability on intangibles divided by shares outstanding.
[3] Adjusted Tangible Book Value Per Share equals Total Shareholders Equity less goodwill and intangibles divided by shares outstanding.
Source: PINE management, Public Documents

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Three Year Stock Price Performance of PINE Three Year Stock Performance Source: Annual reports, SNL Financial 8/25/2004: Announces deal to sell majority interest to MAPLE 7/1/2005: Announces acquisition of GARDEN 4/13/2006: Announces acquisition of GARDEN II 3/1/2005: Deal with MAPLE closes 5/16/2005: Announces push-down accounting would be required for MAPLE transaction. 10/23/2006: Announces CEO succession plans PINE Franchise Overview $24.00$28.00$32.00$36.00$40.00Nov-03Apr-04Sep-04Feb-05Jul-05Dec-05May-06Oct-06

PINE Franchise Overview

Comparative Stock Price Performance

Comparative Stock Performance



PINE
Nasdaq Bank
Comparable Group Composite
S&P Bank
1-Year Change (%)
3-Year Change (%)
PINE 2.7% -4.3%
130%
125%
120%
115%
110%
105%
100%
95%
90%
85%
Nov-03
Mar-04
Aug-04
Dec-04
May-05
Sep-05
Feb-06
Jun-06
Nov-06

Comparable Group Composite includes: PNC, KEY, MTB, MI, SOV, SNV, CMA, ZION, UB, CBSS, CBH, HBAN, and FHN

Source: SNL Financial, FactSet

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PINE Valuation Update

PINE Comparable Group Analysis

Name	Market Cap. ($)	Stock Price ($)	Percent of 52 Week High (%)	Total Assets ($)	Tangible Equity/ Tangible Assets (%)	LTM ROAA (%)	LTM ROAE (%)	LTM ROTE (%)	Price/ Tangible BV (%)	Price/ LTM EPS (x)	Price/ Est. EPS 2006 (x)	Price/ Est. EPS 2007 (x)	5 Year Growth Est. (%)
PNC Financial Services Group	20,396	69.42	93.8	98,436	7.55	2.76	29.72	31.89[1]	285	8.0	13.7	12.4	9.4
KeyCorp	14,857	36.89	96.3	96,155	6.81	1.29	15.77	19.41[1]	230	12.6	12.5	12.1	7.3
M&T Bank Corp.	13,453	121.55	97.3	56,373	5.59	1.50	13.97	30.30	453	16.7	16.5	15.3	9.3
Marshall & Ilsley Corp.	11,918	46.77	95.3	55,483	5.24	1.56	14.82	31.72	435	15.0	14.6	13.3	9.8
Sovereign Bancorp Inc.	11,888	24.99	98.0	90,410	3.78	0.59	6.41	17.45	370	25.0	17.1	16.7	8.4
Synovus Financial Corp.	9,744	30.00	99.8	31,345	9.25	2.01	18.12	22.59	344	16.6	16.1	15.0	12.4
Comerica Inc.	9,400	59.18	98.5	58,474	8.57	1.44	15.61	16.31	188	12.1	12.2	11.8	7.0
Zions Bancorp.	8,477	79.37	93.1	45,778	5.92	1.35	13.52	25.87	327	14.8	14.3	13.0	10.0
UnionBanCal Corp.	8,260	58.86	82.0	52,013	8.09	1.70	18.41	20.90	198	10.3	12.3	12.8	6.7
Compass Bancshares Inc.	7,371	56.84	94.8	33,957	6.06	1.39	18.09	24.22	327	16.5	16.1	14.8	9.5
Commerce Bancorp Inc.	6,591	35.22	85.5	43,304	5.95	0.70	11.73	14.10[1]	257	23.6	21.6	19.0	14.7
Huntington Bancshares Inc.	5,896	24.78	99.8	35,662	7.13	1.38	16.83	20.48	236	12.4	13.6	13.1	6.0
First Horizon National Corp.	4,975	39.97	92.8	40,076	5.45	1.28	20.81	24.88	230	10.4	14.7	14.3	8.2
HIGH			99.8	98,436	9.25	2.76	29.72	30.30	453	25.0	21.6	19.0	14.7
LOW			82.0	31,345	3.78	0.59	6.41	16.31	188	8.0	12.2	11.8	6.0
MEAN			94.4	56,728	6.57	1.46	16.45	22.56	299	14.9	15.0	14.1	9.1
MEDIAN			95.3	52,013	6.06	1.39	15.77	22.59	285	14.8	14.6	13.3	9.3
PINE (Cash Operating)	**6,914**	**30.35**	**96.7**	**39,917**	**4.47**	**0.82**	**4.09**	**29.43**	**387**	**13.5**	**14.2** [2]	**14.2** [2]	**8.9**

Pricing data as of November 17, 2006; Dollars in millions, except per share data

[1] Data as of LTM June 30, 2006

[2] Based on consensus estimates of $2.13 and $2.14 per share for 2006 and 2007, respectively

Source: SNL Financial, Bloomberg

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% Change 7/05 1/06 7/06 9/06 10/06 7/05 to 10/06 2006 $2.75 $2.51 1 $2.28 $2.24 $2.12 (22.9%) 2007 $2.90 $2.65 $2.44 $2.28 $2.07 (28.6%) 2006E 2007E Management Earnings Estimates Management Estimates 1 Median First Call estimates Source: Company Documents PINE Franchise Overview

PINE Franchise Overview

Street Perspectives on PINE – Analyst Estimates (Cash / Operating Earnings Basis)

Date	Firm	Analyst	Rec.	Type of Estimate	2006E	2007E	Growth
11/17/2006	BMO Capital Markets	L.Chan	Market Perform	Not Avail.	$2.14	$2.10	-1.9%
11/6/2006	Ryan Beck & Co.	A.Davis	Underperform	Cash Op.	$2.13	$2.20	3.3%
10/30/2006	A.G. Edwards Inc.	D.George	Hold	Cash	$2.13	$2.13	0.0%
10/26/2006	Bear, Stearns & Company	S.DiMartino	Peer Perform	Cash Op.	$2.13	$2.16	1.4%
10/26/2006	Cohen Bros. & Company	L.Calfo	Hold	Not Avail.	$2.13	$2.07	-2.8%
10/26/2006	Keefe Bruyette & Woods Inc.	J.Shaw	Market Perform	Not Avail.	$2.13	$2.15	0.9%
10/26/2006	Friedman Billings Ramsey & Co.	L.Hunsicker	Market Perform	Cash Op.	$2.13	$2.12	-0.5%
10/26/2006	RBC Capital Markets	J.Ackor	Sector Perform	Cash Op.	$2.13	$2.12	-0.5%
10/25/2006	Merrill Lynch & Co.	H.Wolf	Sell	Not Avail.	$2.13	$2.10	-1.4%
10/25/2006	Sandler O'Neill + Partners	M.Fitzgibbon	Sell	Cash	$2.12	$2.18	2.8%
10/23/2006	C. L. King & Associates	K.Timmons	Accumulate	Not Avail.	$2.20	$2.25	2.3%
09/25/2006	Morgan Stanley	P.Delaney	Underweight	Cash Op.	$2.14	$2.20	2.8%
		MEDIAN			$2.13	$2.14	0.5%
		PINE Management Cash Operating Projections			$2.12	$2.07	-2.4%

	# of Analysts	Estimates Low	High	Median
2006E	12	$2.12	$2.20	$2.13
2007E	12	$2.07	$2.25	$2.14

Source: SNL Financial, Bloomberg, Research Reports

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PINE Franchise Overview

Price to Forward EPS

Price to Forward EPS



Price to Forward EPS
High 14.2x
Low 9.8x
Median 11.4x
Current 14.2x
PINE
Comparable Group Composite
15.0x
14.0x
13.0x
12.0x
11.0x
10.0x
9.0x
Nov-03
Apr-04
Aug-04
Dec-04
May-05
Sep-05
Feb-06
Jun-06
Nov-06
10/23/2006: Announces CEO succession plans
7/1/2005: Announces acquisition of GARDEN
3/1/2005: Deal with MAPLE closes
5/16/2005: Announces push-down accounting would be required for MAPLE transaction
4/13/2006: Announces acquisition of GARDEN II
8/25/2004: Announces deal to sell majority interest to MAPLE

Comparable Group Composite includes: PNC, KEY, MTB, MI, SOV, SNV, CMA, ZION, UB, CBSS, CBH, HBAN, and FHN

Source: SNL Financial, FactSet

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III. Comparable Deal Analysis

Comparable Deal Analysis

Precedent Bank Transaction Analysis

Deal Value Greater Than $1 Billion
Transactions Since January 1, 2004
Number of Transactions = 17

						Transaction Information					
Acquiror	Seller	St	Annc. Date	Deal Value $(M)	Consideration	Deal Price/ 4-Qtr EPS(x)	Deal Price/ Estimated EPS Yr 1 (x)	Deal Price/ Estimated EPS Yr 2 (x)	Deal Price/ Tan. Bk (%)	Tan. Bk Premium/ Core Dep. (%)	Deal Price/ Seller Price 2 Day Before Annc. (%)
PNC Financial Services Group	Mercantile Bankshares Corp.	MD	10/8/06	6,028	Mixed	20.3	19.9	18.7	378	43.0	27.8
Citizens Banking Corp.	Republic Bancorp Inc.	MI	6/26/06	1,034	Mixed	15.0	15.2	14.5	254	25.5	29.0
Banco Bilbao Vizcaya Argent SA	Texas Regional Bancshares Inc.	TX	6/12/06	2,165	Cash	24.3	22.5	20.5	485	43.3	14.1
Regions Financial Corp.	AmSouth Bancorp.	AL	5/24/06	10,060	Common Stock	13.7	13.4	12.4	296	21.9	(0.4)
Capital One Financial Corp.	North Fork Bancorp.	NY	3/12/06	14,568	Mixed	15.5	16.2	14.6	490	34.5	23.6
PINE	GARDEN	NJ	7/11/05	1,899	Mixed	15.1	15.7	14.6	447	27.3	17.5
Zions Bancorp.	Amegy Bancorp Inc.	TX	7/5/05	1,710	Mixed	23.6	21.6	18.7	408	30.8	4.4
Capital One Financial Corp.	Hibernia Corp.	LA	3/7/05	4,977	Mixed	15.3	15.3	14.9	280	23.3	17.7
MAPLE	PINE	ME	8/25/04	3,818	Mixed	18.3	17.2	15.6	478	31.1	27.7
Fifth Third Bancorp	First Natl Bkshs of FL	FL	8/2/04	1,530	Common Stock	42.1	NA	NA	663	42.0	41.7
Wachovia Corp.	SouthTrust Corp.	AL	6/20/04	14,365	Common Stock	19.6	18.4	16.7	373	38.8	20.5
SunTrust Banks Inc.	National Commerce Finl Corp.	TN	5/7/04	7,433	Mixed	20.8	18.8	16.3	451	48.3	21.3
Royal Bank of Scotland Group	Charter One Financial	OH	5/4/04	10,527	Cash	19.2	15.2	13.9	354	31.2	33.4
BNP Paribas Group	Community First Bankshares	ND	3/15/04	1,217	Cash	16.5	15.7	NA	450	24.4	15.2
National City Corp.	Provident Financial Group Inc.	OH	2/16/04	2,134	Mixed	21.1	16.8	15.4	246	21.9	15.9
Regions Financial Corp.	Union Planters Corp.	TN	1/22/04	6,001	Common Stock	12.4	11.9	12.3	274	17.9	0.8
J.P. Morgan Chase & Co.	Bank One Corp.	IL	1/14/04	58,783	Common Stock	17.3	15.2	NA	285	28.4	15.3
					High	42.1	22.5	20.5	663	48.3	41.7
					Low	12.4	11.9	12.3	246	17.9	(0.4)
					Mean	19.4	16.8	15.6	389	31.4	19.1
					Median	18.3	16.0	15.2	378	30.8	17.7

Source: SNL Financial, Company documents

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Transaction Multiples Notes: 1 Based on approximately 98 million shares owned by the public plus outstanding options. MAPLE currently owns approximately 130 million shares of PINE, which represent a 56.98% ownership stake. 2 Tangible book value per share as reported by PINE, including the impact of deferred tax liability on intangibles. 3 Tangible book value per share calculated as total equity less goodwill and intangibles divided by shares outstanding. 4Assumes $2.8 billion of core deposits at 9/30/06. Comparable Deal Analysis ($ in millions, except per share data) Comparable Transactions PINE Basis Transaction Median Deal Value Per Share $32.33 Aggregate Deal Value1 $3,232 Premium to Market Price: November 17, 2006 $30.35 6.5% 17.7% Price to LTM EPS: GAAP $1.47 22.0x 18.3x GAAP Excluding Pushdown $1.78 18.2x Cash Operating $2.24 14.4x Price to 2006E EPS: GAAP $1.52 21.2x 16.0x GAAP Excluding Pushdown $1.80 17.9x Cash Operating $2.12 15.2x Price to 2007E EPS: GAAP $1.71 18.9x 15.2x GAAP Excluding Pushdown $1.92 16.9x Cash Operating $2.07 15.6x Price to Tangible Book: As Reported2 $7.84 412% 378% Excluding Def Tax Liability3 $6.49 498% Premium to Core Deposits 24.1% 30.8%

Comparable Deal Analysis

Precedent Buy-In Transactions[1]

Date Announced	Acquiror Name	Target Name	Value of Transaction ($mil)	% of Shares Acquired[2]	% of Shares Owned Post Transaction	Premium 4 Weeks Prior to Ann. Date[3]
06/05/06	Investor Group	Trizec Properties Inc	2,884	61.9	100.0	16.1
02/06/06	Lafarge SA	Lafarge North America	2,995	50.2	100.0	39.7
12/20/05	Sprint Nextel Corp	Nextel Partners Inc	7,591	68.7	100.0	13.0
10/28/05	Maple Leaf Heritage Invest	Hudsons Bay Co	754	61.5	100.0	11.3
09/01/05	Novartis AG	Chiron Corp	6,214	57.8	100.0	31.5
09/01/05	IYG Holding Co	7-Eleven Inc	1,301	23.1	91.5	14.1
03/09/05	Noranda Inc	Falconbridge Ltd	2,519	41.2	100.0	29.3
02/21/05	Novartis AG	Eon Labs Inc	933	32.5	100.0	23.5
10/25/04	Magna International Inc	Tesma International Inc	570	56.2	100.0	26.1
08/02/04	Cox Enterprises Inc	Cox Communications Inc	8,390	37.8	100.0	25.2
04/10/03	USA Interactive	Hotels.com	1,237	32.0	100.0	28.0
03/19/03	DuPont	DuPont Canada Inc	1,064	24.0	100.0	14.0
05/31/02	USA Interactive	Expedia Inc	3,636	38.8	100.0	22.2
05/31/02	USA Interactive	Ticketmaster	841	34.5	100.0	(28.1)
02/15/02	Xcel Energy Inc	NRG Energy Inc	673	25.7	100.0	(4.1)
11/06/01	Security Capital Group Inc	Storage USA Inc	1,644	57.0	100.0	6.1
06/06/01	Liberty Mutual Insurance Co	Liberty Financial Cos Inc	536	30.0	100.0	40.4
05/07/01	BNP Paribas SA	BancWest Corp,Honolulu,HI	2,480	55.0	100.0	46.3
02/20/01	Investor Group	Springs Industries Inc	875	59.0	100.0	33.3
02/15/01	Westfield America Trust	Westfield America Inc	1,051	22.5	100.0	14.5
01/25/01	Sodexho Alliance SA	Sodexho Marriott Services Inc	1,145	52.7	100.0	49.7
12/22/00	Court Square Capital Ltd	Delco Remy International Inc	653	66.7	100.0	34.5
11/13/00	Investor Group	CB Richard Ellis Services Inc	603	62.0	100.0	30.6
09/07/00	Etablissements Delhaize Freres	Delhaize America Inc	1,825	58.0	100.0	19.3
08/14/00	News Corp Ltd	United Television Inc	790	55.3	100.0	14.0
08/14/00	News Corp Ltd	BHC Communications Inc	888	23.9	100.0	10.0
02/14/00	Healtheon WebMD	CareInsite	1,884	31.0	100.0	(3.4)
					High	49.7
					Low	(28.1)
					Mean	20.6
					Median	22.2
Banking Buy-In Transactions						
05/07/01	BNP Paribas SA	BancWest Corp	2,480	55.0	100.0	46.3
09/12/88	Allied Irish Banks PLC	First Maryland Bancorp	365	51.1	100.0	60.2
07/15/87	HSBC	Marine Midland Banks	752	48.0	100.0	60.0

[1] All buy-in transactions in the U.S. since January 2000 with a deal value between $500 million and $10 billion with 15-80% of shares acquired in transaction and resultant ownership of 90-100%.
[2] Represents percent of total shares acquired.
[3] Market premium based on last date before announcement of transaction or intent to pursue transaction.
Source: SDC

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IV. Discounted Cash Flow Analysis

Discounted Cash Flow Analysis PINE Management cash operating estimates (USD) of $2.07 utilized for 2007; subsequent years grown at 5% During the base years of the projected period (thru 2010), GAAP earnings utilized in DCF The terminal value is based upon estimated cash operating earnings Earnings estimates used for the analysis are shown below: Balance sheet grown at 3% in 2007 and 7% in subsequent years Discount rate calculated as follows: Peer group median beta of 0.94 x the equity risk premium of 6.80% (60 year) + 10-year risk free rate of 4.60% = 10.99% Key Assumptions EPS Estimates GAAP Cash Operating Q4 2006 $0.38 $0.51 2007 $1.71 $2.07 2008 $1.90 $2.17 2009 $2.05 $2.28 2010 $2.20 $2.40

1 Includes projected impact of GARDEN II transaction- approximately $400 million of intangibles, $405 million of additional equity and $1.7 billion of additional assets. 2 Terminal value based upon cash operating earnings. Discounted Cash Flow Analysis Sensitivity Analysis (13.3x Terminal Multiple)Standalone NPV9.0%10.0%11.0%12.0%13.0%5.00%$28.36$27.34$26.38$25.46$24.57Earnings6.00%$29.35$28.30$27.30$26.34$25.43Growth7.00%$30.37$29.28$28.24$27.25$26.318.00%$31.42$30.29$29.22$28.19$27.219.00%$32.49$31.33$30.21$29.15$28.13Discount Rate Key Assumptions Asset Growth Rate (2007) 3.0% Opportunity Cost of Excess Cash 5.0% Asset Growth Rate (2008 and beyond) 7.0% Dividend Payout Ratio 50.0% Discount Rate 10.99% Terminal Multiple 13.3x Target TCE/TA 5.0% Operating Earnings Growth Rate after 2007 5.0% Tax rate 39.0% Historical and projected financial information Quarter Current ended $ in millions, except per share data 9/30/06 12/31/06 20071 2008 2009 2010 2011 Balance Sheet Data Assets $39,917 $40,416 $43,329 $46,362 $49,607 $53,079 Intangibles $6,786 $6,747 $7,006 $6,896 $6,803 $6,726 Common Equity $8,267 $8,430 $8,822 $8,869 $8,943 $9,043 Tangible Common Equity / Tangible Assets 4.47% 5.00% 5.00% 5.00% 5.00% 5.00% GAAP Net Income $87 $415 $461 $498 $535 $611 2 Capital to fund tangible asset growth ($164) $14 ($53) ($86) ($117) Terminal Value $8,124 Excess Cash Flows ($77) $429 $408 $412 $8,542 Sensitivity Analysis (5.0% Earnings Growth) Standalone NPV 9.0% 10.0% 11.0% 12.0% 13.0% 11.0x $24.34 $23.48 $22.66 $21.88 $21.13 Terminal 12.0x $26.09 $25.16 $24.28 $23.43 $22.63 Multiple 13.0x $27.83 $26.84 $25.89 $24.99 $24.12 14.0x $29.58 $28.52 $27.51 $26.54 $25.62 15.0x $31.32 $30.20 $29.12 $28.10 $27.12 Discount Rate Year ended December 31,

Discounted Cash Flow Analysis

Historical and projected financial information $ in millions, except per share data	Current 9/30/06	Quarter ended 12/31/06	Year ended December 31, 2007	2008	2009	2010	2011
Income statement							
GAAP net income		$87	$415	$461	$498	$535	$611 [1]
After-tax (charge)/benefit for excess equity			$0	($6)	($11)	($17)	($22)
Pro forma GAAP net income		$87	$415	$455	$486	$518	$589
Equity account							
Beginning common equity balance		$8,267	$8,430	$8,822	$8,869	$8,943	$9,043
Net income		$87	$415	$455	$486	$518	$589
Core dividends & share repurchases		($44)	($207)	($230)	($249)	($267)	($305)
Excess dividends/capital to fund growth		$120	($221)	($178)	($163)	($151)	($160)
Additional equity related to GARDEN II Transaction			$405	$0	$0	$0	$0
Ending common equity balance	$8,267	$8,430	$8,822	$8,869	$8,943	$9,043	$9,166
Base case common equity		$8,310	$8,923	$9,153	$9,402	$9,669	$9,975
Cumulative excess equity		($120)	$101	$284	$459	$626	$808
Total assets at period end	$39,917	$40,416	$43,329	$46,362	$49,607	$53,079	$56,795
Intangibles at period end	$6,786	$6,747	$7,006	$6,896	$6,803	$6,726	$6,660
Tangible assets at period end	$33,131	$33,669	$36,323	$39,466	$42,804	$46,354	$50,135
Tangible common equity / assets	4.47%	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Average diluted shares (mm)		229.1	242.6	242.6	242.6	242.6	242.6

[1] Terminal value based upon cash operating earnings.

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V. MAPLE Capital Position

MAPLE Capital Position

- Senior debt ratings: Aa3/A+/AA-
- Market cap: US$42.6 billion
- Total cash and investment securities: US$114 billion

US Dollars in millions	MAPLE 7/31/2006	Acquisition Adjustments	Proforma
Tier 1 Capital			
Common Shareholders' Equity	$16,797		$16,797
Less: Dealer Holding of Common Shares	(40)		(40)
Qualifying Non-Controlling Interests in Subsidiaries	2,109	($2,109)	0
Qualifying Preferred Shares			
Grandfathered	790		790
Other	376		376
Innovative Capital Trust Securities	1,105		1,105
Less: Goodwill and Intangibles in Excess of 5% Limit	(6,266)	(1,123)	(7,389)
Total Tier 1 Capital	14,871	(3,232)	11,639
Tier 2 Capital			
Subordinated Notes and Debentures	6,112	3,100 [1]	9,212
Less: Amortization of Subordinated Notes and Debentures	(181)		(181)
General Allowance for Credit Losses	1,006		1,006
Total Tier 2 Capital	6,937	3,100	10,037
Investment in Unconsolidated Subs / Substantial Investments	(5,593)		(5,593)
First Loss Protection	(28)		(28)
Total Capital	$16,187		$16,055
Tangible Common Equity			
Common Shareholders' Equity	$16,797		$16,797
Qualifying Non-Controlling Interest in Subsidiaries	2,109	($2,109)	0
Less: Goodwill and Net Intangible Assets	(7,715)	($1,123)	(8,838)
Tangible Common Equity	$11,191	($3,232)	$7,959
Risk Weighted Assets	$122,992		$122,992
Capital Ratios			
Tier 1 Capital	12.09%		9.46%
Total Capital	13.16%		13.05%
Tangible Common Equity as a Percentage of Risk Weighted Assets	9.10%		6.47%

[1] Amount of subordinated debt that MAPLE plans to raise between announcement and closing.

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